Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of GW Pharmaceuticals plc

We consent to the incorporation by reference in Registration Statement No. 333-195747 on Form F-3 of our reports dated 7 December 2015, relating to the consolidated financial statements of GW Pharmaceuticals plc, and the effectiveness of GW Pharmaceuticals plc’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of GW Pharmaceuticals plc’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 20-F of GW Pharmaceuticals plc for the year ended 30 September 2015.

/s/ Deloitte LLP

London, United Kingdom

7 December 2015